Exhibit 10.4

LEGG MASON & CO., LLC

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

(2009 Amending Restatement)

TABLE OF CONTENTS

ARTICLE I	GENERAL	1

1.1	Purpose of Plan	1
1.2	Nature of Plan	1
1.3	Continuation of Existing Plan	1
1.4	The Plan Year	2

ARTICLE II	DEFINITIONS	2

2.1	Definitions	2
2.2	Statutory References	4

ARTICLE III	ELIGIBILITY AND PARTICIPATION	4

3.1	Requirements	4
3.2	Enrollment and Participation	4
3.3	Change of Employment Category	5
3.4	Leaves of Absence	5
3.5	Separation from Service	5
3.6	Failure to Participate When First Eligible	5
3.7	Inactive Participation	5

ARTICLE IV	DEFERRAL ELECTIONS	6

4.1	General	6
4.2	Timing of Elections	6
4.3	Irrevocability of Elections	6
4.4	Changes in Deferral Elections	6
4.5	Unforeseeable Emergency	7

ARTICLE V	CONTRIBUTIONS	7

5.1	Nature of Contributions	7
5.2	Compensation Deferral Contributions	7
5.3	Effect of Compensation Deferrals	8

ARTICLE VI	PARTICIPANT ACCOUNTS	8

6.1	Account Established for Each Participant	8
6.2	No Funding Requirement	8
6.3	Value Adjustments	9

ARTICLE VII	ENTITLEMENT TO BENEFITS	10

7.1	Separation from Service	10
7.2	Death	10
7.3	Vesting	10

ARTICLE VIII	DISTRIBUTION OF BENEFITS	10

8.1	Benefits Payable upon Separation from Service	10
8.2	Death Benefits	11
8.3	Payment Option Elections	11
8.4	Administration of Distributions	12
8.5	Compliance with Section 409A	14
8.6	Limitation on Payment Liability	14

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ARTICLE IX	ADMINISTRATION	14

9.1	Administrative Authority	14
9.2	Company Administration	14
9.3	Administrative Committee	15
9.4	Third Party Services	16
9.5	Claims Procedure	16

ARTICLE X	AMENDMENT AND TERMINATION	16

10.1	Right to Amend	16
10.2	Amendment Required by Federal Law	16
10.3	Right to Freeze or Terminate	16
10.4	Employer-Level Change	18
10.5	Preservation of Rights	18
10.6	Section 409A Compliance	18

ARTICLE XI	MULTIPLE-EMPLOYER PROVISIONS	19

11.1	Adoption by Other Employers	19
11.2	Separate Plans	19
11.3	Participation	19
11.4	Combined Service	19
11.5	Administration	19
11.6	Amendment	19
11.7	Termination	19

ARTICLE XII	MISCELLANEOUS	19

12.1	Limitations on Liability of Company	19
12.2	Construction	20
12.3	Spendthrift Provision	20
12.4	Date Plan Effective; Termination Date	20

APPENDIX A

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LEGG MASON & CO., LLC

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

(2009 Amending Restatement)

THIS AMENDING RESTATEMENT OF THE LEGG MASON & CO., LLC DEFERRED COMPENSATION/PHANTOM STOCK PLAN (the “Plan”) is adopted by LEGG MASON & CO., LLC (the “Company”) under the terms and conditions hereinafter set forth.

RECITALS

Legg Mason Wood Walker, Incorporated adopted a deferred compensation/phantom stock plan for the benefit of certain of its employees and maintained the Plan, as amended from time to time, from the effective date of February 1, 1988, until November 15, 2005.

Pursuant to the terms of the Transaction Agreement, dated as of June 23, 2005, by and between Legg Mason, Inc. and Citigroup Inc., the Board of Directors of Legg Mason Wood Walker approved certain amendments to the Plan which assigned, effective as of November 15, 2005, all of its rights, duties and obligations under the Plan to the Company.  Thus, effective November 15, 2005, Legg Mason Wood Walker, Incorporated relinquished, and the Company assumed, the sponsorship and maintenance of the Plan.

The purpose of this amending restatement is to amend the Plan to clarify its compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and to reflect the sponsorship (and name) change resulting from the 2005 corporate reorganization referred to in the preceding paragraph.

ARTICLE I

General

1.1                               Purpose of Plan — The Plan is established to provide supplemental retirement income benefits to executives who, by virtue of statutory restrictions within the Internal Revenue Code, are likely to be prevented from contributing in an Election Year as much to the Legg Mason Profit Sharing and 401(k) Plan and Trust as they otherwise might contribute.

1.2                               Nature of Plan — The Plan is intended to be a non-qualified, unfunded plan maintained to provide deferred compensation to a select group of management and/or highly compensated employees, and is not intended to be subject to ERISA (other than Title I, Subtitle B, Part 1, Reporting and Disclosure, and Title I, Subtitle B, Part 5, Administration and Enforcement”)). The Plan is intended to comply in form and operation with Section 409A and shall be so interpreted.

1.3                               Continuation of Existing Plan - The adoption of this Amending Restatement by the Company constitutes the continuation of the existing plan as in effect immediately prior to the Effective Date of this Amending Restatement (the “Pre-Existing Plan”).  Notwithstanding any other Plan provisions to the contrary, the following shall be applicable:

(a)                                  Subject to the conditions and limitations of this Amending Restatement, each person who is a participant under the Pre-Existing Plan immediately prior to the Effective Date will continue as a Participant under this Amending Restatement.

(b)                                 Amounts being paid to a former participant or beneficiary in accordance with the provisions of the Pre-Existing Plan shall continue to be paid in accordance with such provisions.

(c)                                  Any election or beneficiary designation in effect under the Pre-Existing Plan immediately before its amendment and continuation in the form of this Amending Restatement shall be deemed to be a valid election or designation filed with the Company under this Amending Restatement, to the extent consistent with the provisions of this Amending Restatement, unless and until (subject to the limitations set forth in this Amending Restatement) the Participant revokes such election or designation or makes a new election or designation under this Amending Restatement.

1.4                               The Plan Year — To the extent necessary for accounting or reporting purposes, the Plan shall have a fiscal year (or “Plan Year”) which shall be the calendar year.

ARTICLE II

Definitions

2.1                               Definitions — The following terms, as used herein, unless a different meaning is implied by the context, shall have the following meanings:

Account — The account established for each Participant pursuant to Section 6.1.

Administrator — The person, group or entity designated in accordance with the provisions of ARTICLE IX to administer and operate the Plan.

Affiliate — Any member of the Employer Group other than the Sponsor.

Beneficiary — Any person or persons so designated in accordance with the provisions of Section 8.2.

Common Stock — The common stock of LMI or any successor corporation.

Company — LEGG MASON & CO., LLC, a limited liability company duly organized and existing under the laws of the State of Maryland, and its successors and assigns, unless otherwise herein provided, or any other business organization which, as hereinafter provided, shall assume the obligations hereunder, or which shall agree to become a party to the Plan.

Compensation — A Participant’s compensation as defined under the 401(k) Plan for the purpose of calculating the Participant’s elective pre-tax deferrals thereunder, but subject to clause (iii) of Section 4.1.1.1 (of this Plan).

Compensation for an  Election Year shall be limited to amounts attributable to services performed during the Election Year and any bonus payable during the Election Year.

Compensation Deferral Agreement — The written or electronic agreement whereby an Employee or Participant elects to commence or resume participation in the Plan and to defer Compensation pursuant to the terms of the Plan, the filing of which may be accomplished by physical or electronic receipt thereof by the Company.

Compensation Deferral Agreement Deadline — June 30 of the Election Year preceding the Election Year for which a Compensation Deferral Agreement is to be effective.

Compensation Deferral Amendment — A Compensation Deferral Agreement in which a Participant changes a previously-made election.

Covered Employee — Any Employee who is a participant in the 401(k) Plan and who is determined by the Company, in its sole and absolute discretion, to be a member of “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Distribution Date — The date of a Participant’s Distribution Event or any later date or dates which the Participant’s distribution is made pursuant to the terms of the Plan.  Thus, a Participant who has elected an installment distribution shall have three Distribution Dates.

Distribution Event - The sixth business day following the date of a Participant’s Separation from Service or death, or following the date of any other event by reason of which the Participant becomes entitled to a benefit distribution under the terms of the Plan.

Effective Date — The effective date of this Amending Restatement, which is January 1, 2008 (or such earlier date as may be required in order for the Plan to comply with Section 409A).

Election Year - The twelve month period to which a deferral election applies, as described in ARTICLE IV.  The Election Year shall be the calendar year in all cases, except that, if the Company’s fiscal year is other than the calendar year, then, solely with respect to an election to defer fiscal year Compensation (i.e., Compensation relating to a period of service coextensive with one or more fiscal years of the Company, of which no amount is paid or payable during the service period), the Election Year shall be the Company’s fiscal year.

Employee — Any person employed by the Company.

Employer Group - A group of employers consisting of the Company and all other employers who are treated as a single employer under Section 414(b) and/or (c) of the Internal Revenue Code; provided, however, that, in any use of the term in connection with a Separation from Service, “at least 50%” shall be substituted for “at least 80%” in each place it appears in Section 1563(a)(1), (2) and (3) for purposes of applying Section 414(b), and in §1.414(c)-2 of the Regulations.

ERISA — The Employee Retirement Income Security Act of 1974, or any provision or section thereof herein specifically referred to, as such Act, provision or section may from time to time be amended or replaced.

401(k) Plan — The Legg Mason Profit Sharing and 401(k) Plan and Trust (as amended from time to time), and any other tax-qualified profit sharing plan maintained by the Company or an Affiliate pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code.

Internal Revenue Code — The Internal Revenue Code of 1986, or any provision or section thereof herein specifically referred to, as such Code, provision or section may from time to time be amended or replaced.

Leave of Absence — An authorized absence from active employment under circumstances which are not treated by the Company as a Separation from Service, and with respect to which there is a reasonable expectation that the Participant will return to perform further services for the Employer Group.  (The second paragraph of the definition of Separation from Service in this Section 2.1 is relevant to this definition.)

LMI — Legg Mason, Inc.

Participant — Any person so designated in accordance with the provisions of ARTICLE III, including, where appropriate according to the context of the Plan, any former Employee who has an Account (with an undistributed balance) under the Plan.

Payment Option Election — A written election, on a form provided or approved by the Company, whereby a Participant elects the form and/or timing of the distribution of the Participant’s Account.

Plan — The plan set forth herein, as amended from time to time.

Regulations - Regulatory guidance promulgated by the Treasury Department with respect to Section 409A and, where appropriate, other sections of the Internal Revenue Code (as such regulations are presently written or subsequently proposed, finalized, amended, supplemented or replaced).

Section 409A - Section 409A of the Internal Revenue Code (as now or hereafter amended or replaced) and the Regulations and other Internal Revenue Service guidance issued thereunder.

Separation from Service — A retirement or other termination of employment with the Employer Group under circumstances which do not constitute a Leave of Absence, and in which the Company and the Participant reasonably anticipate that no further services will be performed.  For this purpose, a permanent reduction in the Participant’s services to the Employer Group after a specified date, which is less than a complete cessation of services, shall not constitute a Separation from Service.  Where appropriate to the context, a Participant’s termination of employment by reason of death shall be deemed to be a Separation from Service.

Notwithstanding the foregoing, a Leave of Absence shall be deemed to constitute a Separation from Service if the period of leave exceeds six months (or such longer period for which the Participant retains re-employment rights with the Employer Group under an applicable statute or contract).  However, if the Leave of Absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, which impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period.

Sponsor — The Company and its successors and assigns.

Value — The fair market value of a share of Common Stock, equal to the average of the closing prices on the principal exchange on which the shares are traded for the five business days preceding the Distribution Date or other applicable date, or, if the shares are not then traded on an exchange, as such value is determined by the Company using any reasonable method of valuation (including the mean of the high and low quotations of the shares as reported by NASDAQ for the applicable date, or, in the absence of any reported sales on such date, the first preceding date on which there were such sales).

2.2                               Statutory References — Statutory references in this Plan shall incorporate by reference all regulations, rulings, procedures, releases and other position statements issued by the relevant governmental agency with respect to such statutory provision.

ARTICLE III

Eligibility and Participation

3.1                               Requirements — A Covered Employee shall be eligible to become a Participant on the January 1 on which both of the following requirements are met:

3.1.1                        The Covered Employee is individually approved by the Company, in its sole and absolute discretion, for participation in the Plan; and

3.1.2                        The Covered Employee is notified of his eligibility to participate in the Plan.

3.2                               Enrollment and Participation — Participation in the Plan is voluntary.  Each Covered Employee who has met the requirements of Section 3.1 may elect to participate in the Plan by filing a Compensation Deferral Agreement with the Company in accordance with Section 4.2.  However, he shall not become a Participant until the effective date of a timely filed Compensation Deferral Agreement, as determined in accordance with Section 4.2 (so that participation may only begin on a January 1, and only if the January 1 is at least six calendar months after the Covered Employee has filed the relevant Compensation Deferral Agreement with the Company).  The election to become a Participant shall be made by, and only by, completing and delivering to the Company a Compensation Deferral Agreement.

Subject to the right of the Company to prospectively terminate the status of any Participant as a Covered Employee, once an Employee has become a Participant, the Employee shall remain a Participant (without regard to whether or not a Compensation Deferral Agreement is in effect) throughout the Participant’s tenure as an Employee.

3.3                               Change of Employment Category — During any period in which a Participant remains in the employ of the Employer Group, but ceases to be a Covered Employee:  (i) the Participant will continue his Plan participation, and the Participant’s Account will continue to be credited with earnings, so long as the Participant’s Account has an undistributed balance, but (ii) the Participant’s Account shall not be credited with, nor shall the Participant be entitled to make, any deferral contributions based upon Compensation payable with respect to such period.  However, if, at the time the Participant ceases to be a Covered Employee, the Participant has a Compensation Deferral Agreement in effect, the Participant’s deferral contributions thereunder shall continue until such time as the Compensation Deferral Agreement would lapse by its terms or be subject to modification by the Participant pursuant to ARTICLE IV.

In the event that a Participant who ceased to be a Covered Employee subsequently becomes a Covered Employee, the Participant shall be eligible to defer Compensation only after again meeting all of the requirements of Section 3.1 (including, without limitation, being notified by the Company of his eligibility to resume participation in the Plan) and filing a new Compensation Deferral Agreement pursuant to Section 3.2.

3.4                               Leaves of Absence — During any authorized absence from active service that constitutes a Leave of Absence, a Participant shall continue to participate in the Plan to the same extent as if he had not taken the leave of absence, and any Compensation Deferral Agreement shall remain in effect.

3.5                               Separation from Service -Upon a Participant’s Separation from Service with the Company, the Participant’s participation in the Plan shall terminate (except as provided in Section 3.7). If an Employee (whether or not a Participant) who has a Separation from Service is subsequently re-employed by the Company, the Employee shall be treated as a new Employee who shall be eligible to become a Participant only after again meeting all of the requirements of Section 3.1 and filing a new Compensation Deferral Agreement pursuant to Section 3.2.

3.6                               Failure to Participate When First Eligible - In the event that a Covered Employee who, pursuant to Section 3.1, is eligible to commence or resume participation fails to elect to participate when he first becomes eligible to become a Participant in the Plan, the Employee shall not again be eligible to participate until the first day of the next, or any subsequent, Election Year (provided the Employee is still then otherwise eligible for participation). If the Employee does so elect, the Employee’s participation shall be effective as of the date determined in accordance with Section 4.2.

3.7                               Inactive Participation - In the event that a Participant’s active participation in the Plan’s ceases, as described in Section 3.2, 3.3 or 3.5, or he ceases to make Section 5.2 deferral contributions or ceases to be a Covered Employee, the Participant shall nevertheless be deemed to remain as a Participant for all purposes other than the crediting of further Section 5.2 contributions to the Participant’s Account, until such time as there is no longer an undistributed balance in the Participant’s Account.

ARTICLE IV

Deferral Elections

4.1                               General - The election by any Participant to defer Compensation pursuant to the terms of the Plan shall be made by, and only by, the filing of a completed Compensation Deferral Agreement (or Compensation Deferral Amendment) with the Company.  Subject to the remainder of this ARTICLE IV, deferral elections shall be made at the time, in the manner, and subject to the conditions specified by the Administrator.

4.1.1                     401(k) Deferral a Condition Precedent — Regardless of what may be set forth in a Participant’s Compensation Deferral Agreement with respect to a particular Election Year, the Participant’s Compensation deferrals for that Election Year shall not commence until he has reached his 401(k) Deferral Threshold Date for that Election Year.  Once the Participant’s 401(k) Deferral Threshold Date for the Election Year has been reached, his Compensation deferrals for the remainder of that Election Year shall commence in accordance with the terms of his Compensation Deferral Agreement in effect for that Election Year (and which had been filed with the Company on or before the Compensation Deferral Agreement Deadline for that Election Year).

For purposes of this Section 4.1.1:

4.1.1.1               The Participant’s “401(k) Deferral Threshold Date” for any Election Year is the date during that Election Year on which it is projected that he will have reached his 401(k) Maximum for that Election Year, as calculated by the Company based solely upon his deferral election in effect under the 401(k) Plan as of the Compensation Deferral Agreement Deadline, without regard to:  (i) his actual 401(k) deferrals during that (or any other) Election Year, (ii) any subsequent changes in his 401(k) deferral election, or (iii) any subsequent changes in the terms or operation of the 401(k) Plan.

4.1.1.2               The “401(k) Maximum” for any Election Year is the lesser of:  (A) the maximum amount of elective deferrals permitted under the terms of the 401(k) Plan as of the first day of that Election Year (without regard to any return of elective deferrals that may be required as a result of a failure of the 401(k) Plan to pass the ADP test), or (B) the maximum amount of elective deferrals permitted under Section 402(g) of the Internal Revenue Code for that Election Year, including, if applicable, the maximum amount of catch-up elective deferrals permitted under Section 414(v) of the Internal Revenue Code for that Election Year (for individuals who have reached age 50).

4.1.1.3               The provisions of this Section 4.1.1 shall apply separately with respect to each Election Year.

4.2                               Timing of Elections - An election to defer Compensation for any Election Year shall not be effective unless made on or before the Compensation Deferral Agreement Deadline for the Election Year to which the election relates.

4.3                               Irrevocability of Elections — Except as provided in Section 4.5, an election to defer Compensation for an Election Year becomes irrevocable on, and may not be changed or revoked after, the Compensation Deferral Agreement Deadline for that Election Year.  A deferral election may be changed for future Election Years in accordance with (and only in accordance with) Section 4.4.

Notwithstanding anything herein to the contrary, any changes in the form or operation of the 401(k) Plan after the Compensation Deferral Agreement Deadline for an Election Year (or any other changes that that would cause a Compensation Deferral Agreement to be treated as being revocable for purposes of Section 409A, or which would otherwise cause the Compensation Deferral Agreement or the terms of the Plan to violate Section 409A) shall not be effective under this Plan before the first day of the first Election Year for which a Compensation Deferral Agreement (or Compensation Deferral Amendment) could be effective under Section 4.4.

4.4                               Changes in Deferral Elections — Once a Compensation Deferral Agreement has become irrevocable pursuant to Section 4.3, a Participant may make changes in a deferral election (including a revocation of further deferrals), but only with respect to subsequent Election Years, by filing a completed Compensation Deferral Amendment on or before the Compensation Deferral Agreement Deadline for the subsequent Election Year to which the Compensation Deferral Amendment is to relate.  If a Participant fails to file a completed Compensation Deferral Amendment on or before the Compensation Deferral Agreement Deadline for any subsequent Election Year, and is still eligible to defer, the Participant shall be deemed to have elected to keep the prior election (if any) in force for that Election Year.

4.5                               Unforeseeable Emergency - Notwithstanding the provisions of Sections 4.2, 4.3 and 4.4, in the event of a Participant’s unforeseeable emergency, or in the event of a hardship withdrawal by a Participant under the 401(k) Plan (but only if the hardship withdrawal meets the requirements of §1.401(k)-1(d)(3) of the Regulations), the Participant may apply to the Company for permission to cancel (not merely postpone or delay) Section 5.2 Compensation deferral contributions for the remainder of the Election Year.  The Company shall have the sole discretion (subject to Section 9.5) to determine whether the Participant’s circumstances meet the applicable standards.

“Unforeseeable emergency” shall be defined in accordance with §1.409A-3(i)(3) of the Regulations and, to the extent not inconsistent therewith, the following summary thereof:  a severe financial hardship to the Participant resulting from an illness or accident of the Participant, his spouse or his dependent (as defined in Section 152 of the Internal Revenue Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), or any Beneficiary he has designated pursuant to Section 8.2.2 (and which designation is in effect when the unforeseeable emergency occurs), loss of the Participant’s property due to casualty (whether or not resulting from a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but only to the extent such emergency is not and may not be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship); or (iii) by cessation of deferrals under the Plan.  However, determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that, due to the unforeseeable emergency, is available under another nonqualified deferred compensation plan but has not actually been paid.  Examples of circumstances that may (under all relevant facts and circumstances) constitute an unforeseeable emergency are:  (i) imminent foreclosure of or eviction from the Participant’s primary residence, (ii) the need to pay prescription drugs or other medical expenses (including non-refundable deductibles) of the Participant, spouse, dependent or Beneficiary, or (iii) funeral expenses of a spouse, dependent or Beneficiary; provided, however, that home purchase or college tuition will not, under normal circumstances, constitute an unforeseeable emergency.

ARTICLE V

Contributions

5.1                               Nature of Contributions — Contributions described in this ARTICLE V shall not represent actual deposits to a separate fund or trust, but shall be bookkeeping entries in the form of credits to the Accounts of the Participants on whose behalf the contributions are made.

5.2                               Compensation Deferral Contributions —

5.2.1                        By so electing in his Compensation Deferral Agreement, each Participant may elect to defer Compensation (which would otherwise have been paid to the Participant) in any whole percentage amount designated by the Participant, provided that such amount is not less than 1%, nor more than 13%, of the Participant’s Compensation for the Election Year.  In no event, however, shall any Participant’s deferrals for an Election Year:  (i) begin until the Participant has reached his 401(k) Deferral Threshold Date (as defined in Section 4.1.1.1) for the Election Year, or (ii) exceed $60,000.

5.2.2                        The Company may establish such procedures with respect to timing and amount of individual deferrals by each Participant as it deems appropriate to implement the limitations described in ARTICLE IV or this ARTICLE V (other than any procedure which would require or permit the Company to pay to the Participant any Compensation previously deferred by the Participant pursuant to this Section 5.2 during the current or any preceding Election Year, or which would permit a change or discontinuation of deferrals under the Plan that would violate Section 409A).

5.2.3                        The Company shall reduce the gross amount of the Participant’s Compensation pursuant to each Participant’s Compensation Deferral Agreement (or Compensation Deferral Amendment). In lieu of paying the deferred portion of the Participant’s Compensation to the Participant as earned, the Company will credit to the Participant’s Account dollar amounts equal to the deferred Compensation, each such credit to be made as of a date no later than 15 business days after the last day of the month during which the Participant would have been entitled to such Compensation had it been paid as current Compensation.

5.2.4                        Any FICA or other payroll tax which may be imposed on the Participant with respect to deferral contributions shall, unless otherwise determined by the Company, be deducted from the non-deferred remainder of the Participant’s remuneration.

5.3                               Effect of Compensation Deferrals - With respect to any other employee benefit or welfare plan sponsored by the Company under which the amount of any benefit is based on the compensation paid to an employee, a Participant’s compensation for the purpose of such employee benefit or welfare plan shall not include the amount of any Compensation deferrals under this Plan, unless otherwise specifically provided in such other plan.

ARTICLE VI

Participant Accounts

6.1                               Account Established for Each Participant — An individual Account shall be established on the books of the Company in the name of each Participant, for the purpose of accounting for contributions credited to, and benefits paid to or on behalf of, the Participant, and to account for incremental adjustments pursuant to Section 6.3. Each Account shall be divided into such sub-accounts, if any, as the Company deems appropriate to properly implement the provisions of the Plan.

6.2                               No Funding Requirement —

6.2.1                     General - The Company shall not be required to purchase, hold or dispose of any investments with respect to amounts credited to the Account, its only obligation being to make payments as described in ARTICLE VIII.  Should the Company elect to make contributions to a trust (hereinafter referred to as the “Trust”) to assist the Company in paying the benefits which may accrue hereunder, the amounts contributed shall be used to purchase the deemed investments under Section 6.3, subject to application of the provisions of this Section 6.2 to the actual investments. However, contributions to the Trust shall not reduce or otherwise affect the Company’s liability to pay benefits under this Plan (which benefits may be paid from the Trust or from the Company’s general assets, in the discretion of the Company), except that the Company’s liability shall be reduced by actual benefit payments from the Trust (and the Account shall be appropriately adjusted to reflect such payments). If any such investments, or any contributions to the Trust, are made by the Company, such investments shall have been made solely for the purpose of aiding the Company in meeting its obligations under the Plan, and, except for actual contributions to the Trust, no trust or trust fund is intended. To the extent that the Company does, in its discretion, purchase or hold any such investments (other than through contributions to the Trust), the Company will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments or certificates evidencing such investments. Nothing stated herein will cause such investments, or the Trust, to form part of the Account, or to be treated as anything but the general assets of the Company, subject to the claims of its general creditors, nor will anything stated herein cause such investments, or the Trust, to represent the vested, secured or preferred interest of the Participant or his Beneficiaries. The Company shall have the right at any time to use such investments not held in the Trust in the ordinary course of its business. Neither the Participant nor any of his Beneficiaries shall at any time have any interest in the Account or the Trust or in any such investments, except as a general, unsecured creditor of the Company to the extent of the deferred compensation arrangement which is the subject of the Plan.

6.2.2                     Off-Shore Prohibition - To the extent that the Company actually makes contributions to the Trust, or otherwise directly or indirectly sets aside assets to assist in paying any benefits which may accrue hereunder, then, except as otherwise permitted by regulations or other guidance issued by the Internal Revenue Service under Section 409A(b) of the Internal Revenue Code, neither such assets, nor the Trust itself, shall be located or transferred outside of the United States (except to a foreign jurisdiction in which substantially all of the services giving rise to the benefits accruing hereunder are performed).

6.3                               Value Adjustments -

6.3.1                        For purposes of this Section 6.3, the following definitions shall be utilized:

Contribution Credit — A dollar amount equal to a contribution credit made to the Account of a Participant pursuant to ARTICLE V.

Credit Date Value — The Value of a share of Common Stock on the third business day after the date as of which a Contribution Credit is made pursuant to Section 6.3.

Dividend Unit — The equivalent of that number of shares of Common Stock obtained by dividing the amount of any dividend or other distribution paid or made by LMI with respect to a share of Common Stock (but not including a distribution in Common Stock) by 95% of the Value of a share of Common Stock on the sixth business day after the payment date of the dividend or other distribution.

Share Unit — The equivalent of one share of Common Stock.

Units — Share Units and Dividend Units, collectively.

6.3.2                       Units (calculated to four decimal places) shall be credited to the Account of each Participant as follows:

6.3.2.1               As of the date on which any Contribution Credit is made to the Account, any Contribution Credit shall be converted to a number of Share Units equal to the Contribution Credit divided by 90% of the Credit Date Value.

6.3.2.2               Whenever, prior to a Distribution Date (i.e., whenever there are undistributed Units in an Account), LMI shall pay any dividend (other than in Common Stock) upon issued and outstanding Common Stock, or shall make any distribution (other than in Common Stock) with respect thereto, there shall be credited to the Account such number of Dividend Units as shall be allocable to the Units credited to the Account as of the record date of the dividend or other distribution.

6.3.3                       In the event that, prior to a Distribution Date (i.e., whenever there are undistributed Units in an Account): (i) the number of outstanding shares of Common Stock shall be changed by reason of a stock split, combination of shares, recapitalization, stock dividend or otherwise, or (ii) the Common Stock is converted into or exchanged for other shares as a result of a merger, consolidation, sale of assets, or other reorganization or recapitalization, the number of Units then credited or to be credited to the Account shall be appropriately adjusted so as to reflect such change (based upon the best estimate of LMI management as to relative values).

6.3.4                       Except as otherwise provided in Section 8.4.4,(1) the number of shares of Common Stock to be paid to a Participant or Beneficiary with respect to an Account shall be determined based on the number of Units in the Account on the Distribution Date (adjusted pursuant to Sections 6.3.2.2 and 6.3.3, if applicable).  For IRS and Participant reporting purposes, the value of any distribution shall be determined on the Distribution Date based upon the Value of the Units included in the Account on the Distribution Date (adjusted pursuant to Sections 6.3.2.2 and 6.3.3, if applicable).

(1)                                  See Section 8.4.4 for special provisions regarding the timing of a Participant’s Distribution Date.

6.3.5                        Nothing herein contained shall be construed as conferring upon any Participant or Beneficiary any rights as a stockholder of LMI or any right to have access to the books and records, financial statements or other financial information of or relating to the Company or LMI.

ARTICLE VII

Entitlement to Benefits

7.1                               Separation from Service - In the event of a Participant’s Separation from Service for any reason other than death, then, as of the date that constitutes his Distribution Event (i.e., the sixth business day after the date of his Separation from Service), he shall become entitled to the full amount of his Account, payable according to the provisions of ARTICLE VIII.

7.2                               Death - In the event of the death of a Participant prior to his Separation from Service, then, as of the date that constitutes his Distribution Event (i.e., the sixth business day after the date of his death), the full amount of his Account shall become payable, according to the provisions of ARTICLE VIII, to his designated Beneficiary.

7.3                               Vesting — A Participant shall at all times be fully vested in his Account, but shall not be entitled to a distribution of any portion of the Account until the date of his Distribution Event, at which time his Account shall be payable according to, and at such time or times provided under, the provisions of ARTICLE VIII.

ARTICLE VIII

Distribution of Benefits

8.1                               Benefits Payable upon Separation from Service — Upon a Participant’s Separation from Service with the Company for any reason other than death, distribution of the Participant’s Account shall be made (or begun) on the date of his Distribution Event, or such later date as may be elected by the Participant in the Participant’s Payment Option Election completed in accordance with the provisions of Section 8.3, or such later date as may be applicable by reason of Section 8.1.2, 8.4.2 or 8.4.4.  If the Participant does not complete and file with the Company a valid and timely Payment Option Election with respect to any deferral, then the Participant’s Account (or portion thereof attributable to deferrals for which a Payment Option Election has not been completed) shall be distributed in a single lump sum on the date of his Distribution Event (or such later date as may be applicable by reason of Section 8.1.2, 8.4.2 or 8.4.4).  Each date on which a distribution is actually made pursuant hereto is referred to as the Participant’s Distribution Date, and, subject to Section 8.4.4, the distribution shall be determined, valued and reported in accordance with Section 6.3.4.

8.1.1                     Cash Out - Notwithstanding the foregoing, and without regard to any Payment Option Election the Participant may have filed with the Company, if, on the date of the Participant’s Distribution Event, his Account has a value of less than $16,500, his entire Account shall be distributed in a single lump sum on the date of his Distribution Event (or such later date as may be applicable by reason of Section 8.1.2, 8.4.2 or 8.4.4).

8.1.2                     Six Month Delay for Specified Employees - Notwithstanding any provision in the Plan to the contrary, during any period in which any stock of any member of the Employer Group is publicly traded on an established securities market (within the meaning of §1.897-1(m) of the Regulations) or otherwise, no distribution to a “Specified Employee” by reason of his Separation from Service, for any reason other than his death, may be made prior to the date that is the earlier of:  (i) his date of death, or (ii) six months after the date of his Separation from Service; in that event, his Distribution Date shall become the sixth business day following whichever of those two dates is applicable.  Any distribution delayed by the operation of this Section 8.1.4 shall be paid on, and the number of shares of Common Stock that are distributable to the Participant (or his Beneficiary) shall be determined, valued and reported as of, the delayed Distribution Date.

A “Specified Employee” is any Participant who, as of the date of his Separation from Service with the Employer Group, is a “key employee” (within the meaning of Section 416(i)(1)(A)(i), (ii) or

(iii) of the Internal Revenue Code, applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5)) who meets the definition of a “Specified Employee” as determined under §1.409A-1(i) of the Regulations.  The Participant will be deemed to be a key employee as of the date of his Separation from Service with the Employer Group if he met the key employee requirement at any time during the twelve-month period described in the aforesaid Regulations.

8.2                               Death Benefits — In the event of the death of a Participant who has an undistributed balance in his Account:

8.2.1                     Effect of Payment Option Election - Distribution of the Participant’s Account shall be made (or begun) to the Participant’s Beneficiary on the date specified in the Participant’s Payment Option Election completed in accordance with the provisions of Section 8.3 (i.e., either, as elected by the Participant in his Payment Option Election, in an immediate lump sum or in the same installments as the Account would have been distributed to the Participant had he lived). If the Participant does not complete a Payment Option Election with respect to any deferral, the Participant’s Account (or portion thereof attributable to deferrals for which a Payment Option Election has not been completed) shall be distributed to the Participant’s Beneficiary in a single lump sum on the date of the Distribution Event (or such later date as may be applicable by reason of Section 8.4.2 or 8.4.4).  Each date on which a distribution is actually made pursuant hereto is referred to as the Participant’s Distribution Date, and the distribution shall be determined, valued and reported in accordance with Section 6.3.4 as of the Distribution Date.

8.2.2                     Beneficiary Designation - Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after his death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in form prescribed by the Company, and will be effective only when filed in writing with the Company during his lifetime.

8.2.3                     Failure to Designate Beneficiary - In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary eligible to receive the payment, validly named by the Participant, the Company shall distribute any such benefit payment to the person or persons designated to receive the Participant’s accrued benefit from the 401(k) Plan. In the absence of a valid designation to a living person under the 401(k) Plan, the Company shall distribute the benefit payment to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Personal Representative of the Participant’s estate.  In the event of a lack of adequate information having been supplied to the Company, or in the event that any question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or in the event that a dispute arises with respect to any such payment, or in the event that a Beneficiary designation conflicts with applicable law, or in the event the Company is in doubt for any other reason as to the right of any person to receive a payment as Beneficiary then, notwithstanding the foregoing, the Company, in its sole discretion, may, in complete discharge, and without liability for any tax or other consequences which might flow therefrom: (i) distribute the payment to the Participant’s estate, (ii) retain such payment, without liability for interest, until the rights thereto are determined, or (iii) deposit the payment into any court of competent jurisdiction.

8.3                               Payment Option Elections - Payment elections, and changes therein, shall be made (and may only be made) by the filing of a completed Payment Option Election with the Company, and in accordance with the provisions of this Section 8.3.

8.3.1                     Initial Election — Simultaneously with the filing of his Compensation Deferral Agreement, or as a part thereof, but in no event later than the Compensation Deferral Agreement Deadline applicable thereto, a Participant shall complete and file with the Company a Payment Option Election.  The Payment Option Election may be changed at any time prior to, but it become irrevocable on, the applicable Compensation Deferral Agreement Deadline.

8.3.2                     Subsequent Elections — The limitations set forth in this Section 8.3.2 shall be subject to the transition rules set forth in Section 3 of IRS Notice 2007-86 and other relevant Section 409A guidance, with respect to (and only with respect to) Payment Option Elections filed by December 31, 2008 and which become effective January 1, 2009.  Following the Compensation Deferral Agreement Deadline for the filing of his initial Compensation Deferral Agreement pursuant to Section 8.3.1, the Participant shall have no further right to file a revised Payment Option Election, or to alter any election set forth in a Payment Option Election filed with the Company, but the Participant shall have the right to make new elections from time to time (but not more than once every five years), each on a separate Payment Option Election, provided that each such new election shall be applicable only to deferrals in Election Years beginning after the filing of the new Payment Option Election, and all pre-existing elections shall remain in effect with respect to deferrals for the periods for which such elections were applicable.

8.3.3                     Available Options — The Payment Option Election shall provide each Participant with the following choices:

8.3.3.1           Form of Distribution — The Participant may elect to have his distribution paid in either of the following two forms:

8.3.3.1.1      an immediate lump sum distribution on the date elected pursuant to Section 8.3.3.2; or

8.3.3.1.2      subject to Section 8.1.1, in three annual installments commencing on the date elected pursuant to Section 8.3.3.2 and thereafter on each of the next two anniversaries of that date.  The first installment shall equal one-third of the balance of the Account, the second installment shall equal one-half of the remaining balance of the Account, and the third installment shall equal the entire remaining balance of the Account.

8.3.3.2           Timing of Distribution — The Participant may elect to have his distribution paid (or begun) on either of the following dates:

8.3.3.2.1      the date of the Participant’s Distribution Event; or

8.3.3.2.2      the sixth business day of the calendar year following the date of the Participant’s Distribution Event.  In addition, if the Participant makes this election, he may also elect that the election will not apply unless his Separation from Service occurs on or after he has reached a specified age (elected by the Participant).

Regardless of the date of distribution of all or any part of the Participant’s Account by reason of elections made pursuant to this Section 8.3.3, the overall number of shares of Common Stock that are distributable to the Participant shall be determined as of the date of the Distribution Event (as adjusted pursuant to Section 8.4.8).

8.3.3.3           Form of Death Benefit Distribution — Upon the death of a Participant who, pursuant to Section 8.3.3.1.2, had elected installments for his lifetime distribution, the balance in his Account shall be paid in accordance with the form of death benefit the Participant had elected in his Payment Option Election pursuant to Section 8.2.1.

8.3.4                     Invalid Election - If a Payment Option Election does not conform to the requirements of Section 409A, then such Payment Option Election shall be void and the Participant shall be deemed not to have filed a Payment Option Election with respect to the portion of the Participant’s Account to which such invalid Payment Option Election relates.

8.4                               Administration of Distributions —

8.4.1                     Mode of Distribution — The Company shall make all distributions from each Participant’s Account in Common Stock, calculated in accordance with Section 6.3; provided, however, that:  (i) the Company shall distribute only whole shares of Common Stock and cash in lieu of any fractional shares of Common Stock, based on 100% of the Value of a share of Common Stock on the relevant Distribution Date (i.e., no fractional shares will be issued), and (ii) the Company may not distribute Common Stock unless there exists an effective registration statement under the Securities Act of 1933, as amended, covering the shares to be distributed, and in the absence thereof the distribution shall be in cash.

8.4.2                     Administrative Delay — All distributions made pursuant to this ARTICLE VIII shall be made on or as soon as administratively practicable after (but in no event more than 90 days after) the date of the Distribution Event that gave rise to the distribution.  In the event of an administrative delay, the Participant’s Distribution Date shall become whichever of those two dates is applicable.  Any distribution so delayed shall be paid on, and the value of shares of Common Stock that are distributed to the Participant (or his Beneficiary) shall be determined, valued and reported as of, the delayed Distribution Date.

8.4.3                     Deductions — Any amounts payable under the Plan shall be subject to such deductions or withholdings as may be required by law, but shall not be deemed to be salary or other compensation for the purpose of computing benefits to which the Participant may be entitled under any retirement plan or other arrangement of the Company for the benefit of its employees generally.

8.4.4                     Payment of Tax Withholdings — Notwithstanding the provisions of Section 8.4.3, the Company may (but shall not be required to) retain possession of a distribution, as agent for the benefit of a Participant who has reached his Presumptive Distribution Date, for a period of up to 89 days, in order to allow the Participant the opportunity to provide the Company with an amount equal to the funds the Company has paid or will pay as federal and state income taxes on the distribution (the “Tax Amount”) and thus avoid having to have the distribution reduced by the Tax Amount.  However, if by the 89th day following the Presumptive Distribution Date (or such earlier date as the Company deems appropriate in its sole discretion), the Participant has not paid the Tax Amount to the Company, the Company shall transfer the distribution (net of the Tax Amount) to the possession of the Participant.  For this purpose:

8.4.4.1               A Participant’s “Presumptive Distribution Date” is the date that would have been the Participant’s Distribution Date pursuant to Sections 8.1, 8.2, 8.3, and/or 8.4.2 were it not for the operation of this Section 8.4.4.

8.4.4.2               The gross distribution shall be equal to the number of shares of Common Stock calculated as of the Presumptive Distribution Date (as adjusted pursuant to Section 8.4.8 in the interim between the Presumptive Distribution Date and the date of transfer of possession).

8.4.4.3               The reduction for the Tax Amount shall be a number of shares of Common Stock equal in Value (calculated on the date of transfer of possession) to the Tax Amount.

8.4.4.4               For IRS and Participant reporting purposes, the value of the distribution shall be determined as of the Presumptive Distribution Date.

8.4.4.5               If the Participant has elected installment payments pursuant to Section 8.3.3.1.2, this Section 8.4.4 shall be applied separately to each installment.

8.4.5                     Payment to Minor or Incompetent — If any person to whom a payment is due under the Plan is a minor, or is found by the Company to be incompetent by reason of physical or mental disability, the Company shall have the right to cause the payments becoming due to such person to be made to another for his benefit, without responsibility of the Company to see to the application of such payments, and such payments will constitute a complete discharge of the liabilities of the Company with respect thereto.

8.4.6                     Domestic Relations Order — To the extent permitted by and consistent with the provisions of Section 409A, payments shall be made to an alternate payee of the Participant to the extent required under a Domestic Relations Order (a “DRO”), as defined by Section 414(p)(1)(B) of the Internal Revenue Code, that is applicable to the Plan. Any amount payable under this Plan to an alternate payee under a DRO shall be paid to the alternate payee designated in such DRO rather than to the Participant; provided, however, that such payment:

(i) shall be reported for income tax purposes as a payment to the Participant, and (ii) shall only be paid to the alternate payee in such form, and at such time, as it would have been paid to the Participant but for the DRO.

8.4.7                     Location of Participants and Beneficiaries — Any communication, statement or notice addressed to a Participant (or Beneficiary) at his last post office address filed with the Company, or if no such address was filed with the Company then at his last post office address as shown on the Company’s records, shall be binding on the Participant (or Beneficiary) for all purposes of the Plan. Except for the sending of a registered letter to the last known address, the Company shall not be obliged to search for any Participant (or Beneficiary). If the Company notifies any Participant (or Beneficiary) that he is entitled to an amount under the Plan and the Participant (or Beneficiary) fails to claim such amount or make his location known to the Company within three years, then, except as otherwise required by law, the Company shall have the right to treat the amount payable as a forfeiture.

8.4.8                     Share Adjustment — In the event that, for any reason, distribution of shares of Common Stock occurs on a date subsequent to the date of the Participant’s Distribution Event, the number of shares to be distributed shall be appropriately adjusted pursuant to Sections 6.3.2.2 and 6.3.3.

8.4.9                     Cash Dividend After Distribution — In the event that LMI shall pay a dividend (other than in Common Stock) with a dividend record date that precedes, and a dividend payment date that follows, a Participant’s Distribution Date, an amount equal to the dividend applicable to the distributed shares shall be paid to the Participant (or Beneficiary) on the dividend payment date as an additional Plan benefit.

8.5                               Compliance with Section 409A — Notwithstanding anything herein to the contrary, all distributions hereunder are intended to be made in accordance with the provisions of Section 409A (to the extent applicable), and to the extent that Section 409A applies to any provision of this Plan and such provisions is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A.

8.6                               Limitation on Payment Liability - The Company’s obligation to make any benefit distribution payment pursuant to this ARTICLE VIII (or otherwise under the Plan) shall be limited to the amount credited to the Participant’s Account as of the Valuation Date pertaining to such payment. Neither the Plan nor any action taken pursuant thereto guarantees any fixed dollar amount of payments to the Participant, his beneficiary, estate or representative. The amount of payment under the Plan shall vary in accordance with the provisions of ARTICLE VI, and neither the Company or the Administrator, or any of their representatives, shall be responsible for any decrease in value of the Account by reason of investment performance reflected therein.

ARTICLE IX

Administration

9.1                               Administrative Authority — Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to: (i) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Employees, Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions; (ii) adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan; (iii) implement the Plan in accordance with its terms and such rules and regulations; (iv) notify the Participants of any amendment or termination of, or of a change in any benefits available under, the Plan; and (v) prescribe such forms as may be required for Employees to make elections under, and otherwise participate in, the Plan. Subject to the power to delegate in the manner described in Section 9.2, the Company shall act through its Board of Managers.

9.2                               Company Administration — The Plan shall be operated and administered on behalf of the Company by an Administrator. The Administrator shall be governed by the following:

9.2.1 In the absence of any designation to the contrary by the Company, the Administrator shall be the Administrative Committee established pursuant to Section 9.3. Except as the Company shall otherwise expressly determine, the Administrator shall have full authority to act for the Company before all persons in any matter directly pertaining to the Plan, including the exercise of any power or discretion otherwise granted to the Company pursuant to the terms of the Plan, other than the power:  (i) to amend or terminate the Plan (including exercise of the discretion described in Section 10.3), (ii) to determine who is eligible for Plan participation, (iii) to constitute the membership of the Administrative Committee pursuant to Section 9.3.1, (iv) to determine whether contributions shall be placed in trust pursuant to Section 6.2, (v) to appoint and/or remove the trustees of the trust referred to in Section 6.2, and (vi) to affect the employer-employee relationship between the Company and any Employee, all of which powers are reserved to the Company unless expressly granted to the Administrator.

9.2.2 The Administrator may appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan; the Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Administrator shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Administrator.

Further, the Administrator may authorize one or more persons to execute any certificate or document on behalf of the Administrator, in which event any person notified by the Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Administrator until such third person shall have been notified of the revocation of such authority. The Administrator shall not be liable for any act or omission of any person to whom the Administrator’s duties, powers or responsibilities have been delegated, nor shall any person to whom any duties, powers or responsibilities have been delegated have any liabilities with respect to any duties, powers or responsibilities not delegated to him.

9.2.3                        All representatives of the Company, and/or members of the Administrative Committee (as defined hereinafter) shall use ordinary care and diligence in the performance of their duties pertaining to the Plan, but no such individual shall incur any liability: (i) by virtue of any contract, agreement, bond or other instrument made or executed by him or on his behalf in his official capacity with respect to the Plan, (ii) for any act or failure to act, or any mistake or judgment made, in his official capacity with respect to the Plan, unless resulting from his gross negligence or willful misconduct, or (iii) for the neglect, omission or wrongdoing of any other person involved with the Plan. The Company shall indemnify and hold harmless each such individual who is an Employee from the effects and consequences of his acts, omissions and conduct in his official capacity with respect to the Plan, except to the extent that such effects and consequences shall result from his own willful misconduct or gross negligence. If any matter arises as to which an individual is entitled to indemnity hereunder, the indemnitee shall give the Company prompt written notice thereof. The Company, at its own expense, shall then take charge of the disposition of the asserted liability, including compromise or the conduct of litigation.  The indemnitee may, at his own expense, retain his own counsel and share in the conduct of any such litigation, but the failure to do so shall not adversely affect his right to indemnity.

9.2.4                        Nothing in the Plan shall be construed so as to prevent any person involved in administration of the Plan from receiving any benefit to which he may be entitled as a Participant.

9.2.5                        Expenses incurred in the administration and operation of the Plan (including the functioning of the Administrative Committee) shall be paid by the Company.

9.3                               Administrative Committee — The Company shall designate and appoint a committee, to be known as the Administrative Committee, as Administrator. Except to the extent that the Company has retained any power or authority, or allocated duties and responsibilities to another, said Committee shall have full power and authority to administer and operate the Plan in accordance with its terms and in particular the authority contained in this ARTICLE IX, and, in acting pursuant thereto, shall have full power and authority to deal with all persons in any matter directly connected with the Plan, in accordance with the following provisions:

9.3.1                        The Committee shall consist of one or more individuals designated by the Company. Subject to his right to resign at any time, each member of the Committee shall serve (without compensation, unless otherwise determined by the Company) at the pleasure of the Company, and the Company may appoint, and may revoke the appointment of, additional members to serve with the Committee as may be determined to be necessary or desirable from time to time. Each member of the Committee, by accepting his appointment to the Committee, shall thereby be deemed to have accepted all of the duties and responsibilities of such appointment, and to have agreed to the faithful performance of his duties thereunder.

9.3.2                        The Committee shall adopt such formal organization and method of operation as it shall deem desirable for the conduct of its affairs. The Committee shall act as a body, and the individual members of the Committee shall have no powers and duties as such, except as provided herein; the Committee shall act by vote of a majority of its members at the time in office, either at a meeting or in writing without a meeting.

9.3.3                        Subject to Section 9.5, the determination of the Committee on any matter pertaining to the Plan within the powers and discretion granted to it shall be final and conclusive on all Participants and all other persons dealing in any way or capacity with the Plan.

9.4                               Third Party Services - The Company may contract with any third party to provide or issue investment vehicles to the Company and/or to provide services under the Plan for the convenience of the Company, including, but not limited to, the enrollment of Covered Employees as Participants on behalf of the Company, the maintenance of individual or other accounts and other records, the making of periodic reports and the disbursement of benefits to Participants and Beneficiaries.

9.5                               Claims Procedure - The Administrator shall adopt and implement a claims procedure (including a procedure for review of an adverse claim determination) that meets the requirements of Section 503 of ERISA and DOL Regs. §2560.503-1, and, pursuant thereto, a description thereof (in the form annexed to the Plan as Appendix A) shall be provided to each Participant or Beneficiary upon request or if the Company or Administrator becomes aware (or reasonably should be aware) that a Participant may not be in agreement as to a Plan benefit (or lack thereof).

ARTICLE X

Amendment and Termination

10.1                        Right to Amend — Subject to Sections 10.5 and 10.6, the Company shall have the right to amend the Plan in writing, at any time, and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound thereby.

10.2                        Amendment Required by Federal Law — Notwithstanding the provisions of Section 10.5, the Plan may be amended at any time, retroactively if required, if found necessary in order to conform to the provisions and requirements of the Internal Revenue Code (including, without limitation, Section 409A) or ERISA, or any similar act or any amendments thereto or regulations promulgated thereunder.

10.3                        Right to Freeze or Terminate - Subject to Sections 10.5 and 10.6 and to the remainder of this Section 10.3, the Company reserves the right, at any time, and in its sole discretion, to freeze contributions and/or terminate the Plan, as follows:

10.3.1              Contribution Freeze - The Company may, at any time and from time to time, terminate Section 5.2 compensation deferral contributions, or suspend such contributions for a fixed or indeterminate period of time.  In connection therewith, the Company may, but need not, suspend or terminate the ability of new Participants to enter the Plan (as otherwise provided for in ARTICLE III).

10.3.1.1                                                    Impact of Contribution Freeze - In the event of action by the Company to freeze (i.e., suspend or terminate) contributions, as described in this Section 10.3.1, all affected contributions shall immediately cease, except as described in Section 10.3.1.2, but the Company shall continue all other aspects of the Plan, in which event distributions shall be made in accordance with ARTICLES VII and VIII, unless and until the Company terminates the Plan in accordance with Section 10.3.2.

10.3.1.2                                                    Potential Deferral of Contribution Freeze - Notwithstanding the provisions of Section 10.3.1.1, unless circumstances exist that would permit termination of the Plan pursuant to Section 10.3.2, Section 5.2 compensation deferral contributions may not be terminated during their period of irrevocability.  Accordingly, unless such circumstances are extant at the time the Company acts to freeze Section 5.2 compensation deferral contributions, cessation of such contributions shall be deferred until, as described in ARTICLE IV, their Compensation Deferral Agreements would lapse by their terms or be subject to modification by the affected Participants.

10.3.2              Plan Termination - The Company may terminate the Plan at any time, but only if the conditions described in Section 10.3.2.1 are extant at the time at which the Company acts to terminate the Plan (or such later date as of which the termination is to be effective).

10.3.2.1                                                    Circumstances Under Which Plan May Terminate - Unless otherwise permitted under Section 409A, the Plan may terminate only if one or more of the following sets of circumstances exist on the date such termination is to be effective:

10.3.2.1.1                                          Dissolution or Bankruptcy - Termination and liquidation of the Plan:  (i) within twelve months of a corporate dissolution taxed under Section 331 of the Internal Revenue Code, or (ii) with the appointment of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), in either case under conditions described in §1.409A-3(j)(ix)(A) of the Regulations.

10.3.2.1.2                                          Change in Control - Termination and liquidation of the Plan pursuant to irrevocable action taken by the Employer Group within the 30 days preceding or the twelve months following a Change in Control Event under conditions described in §1.409A-3(j)(ix)(B) of the Regulations.

For this purpose, a “Change in Control Event” is any one of the following (to the extent that it qualifies as such under §1.409A-3(i)(5) of the Regulations):  (i) a change in ownership within the meaning of §1.409A-3(i)(5)(v) of the Regulations, (ii) a change in effective control within the meaning of §1.409A-3(i)(5)(vi) of the Regulations, or (iii) a change in the ownership of assets within the meaning of §1.409A-3(i)(5)(vii) of the Regulations.

10.3.2.1.3                                          Other Plan Termination- Termination and liquidation of the Plan under the conditions described in §1.409A-3(j)(ix)(C) of the Regulations.

10.3.2.1.4                                          Other Circumstances - Termination and liquidation of the Plan under such circumstances as may be prescribed in generally applicable guidances published by the Internal Revenue Service.

10.3.2.2                                                    Impact of Plan Termination - Upon termination of the Plan:  (i) eligibility of new Participants to enter the Plan pursuant to ARTICLE III shall cease, (ii) all contributions to the Plan shall cease (subject to Section 10.3.1.2), and (iii) the entire Account of each affected Participant (or Beneficiary) shall be distributed in a single lump sum (notwithstanding any continuing elections by the affected Participants as to form or timing of distributions), such distribution to occur as soon as administratively practicable, but, where applicable, only within the time parameters set forth in Section 10.3.2.1.

10.3.2.3                                                    Pre-Existing Distribution Rights - Termination of the Plan shall not affect the form or timing of benefits to any Participant who becomes entitled thereto pursuant to ARTICLES VII and VIII without regard to the Plan termination, but only to the extent that such payments would have been made prior to the date on which the lump sum distribution of all distributions upon Plan termination, pursuant to Section 10.3.2.2, is to be made.

10.3.3              Termination of 401(k) Plan — In the event the Company terminates the 401(k) Plan, it shall be deemed to have frozen Section 5.2 Compensation deferrals to this Plan pursuant to Section 10.3.1 (and subject in particular to the conditions of Section 10.3.1.2), and to have terminated this Plan pursuant to Section 10.3.2 at the earliest date permitted under Section 10.3.2.1.

10.4                        Employer-Level Change -  Subject to Section 10.6:

10.4.1              Cessation of Business - Notwithstanding any other provision of this Plan to the contrary, in the event the Company ceases to actively carry on the trade or business in which a Participant was employed (whether or not such cessation involves a liquidation of the Company’s assets), and if the cessation is not pursuant to a transaction whereby a successor entity continues the trade or business (including the obligations under the Plan), the entire value of the Account shall (as soon as possible but in any event prior to the completion of any liquidation of assets) be distributed in a single lump sum to the Participant (or, in the event the Participant is not then living, to the Beneficiary designated in accordance with Section 8.2), but only if, in connection with the cessation of business:  (i) the Participant has had a Separation from Service, (ii) the cessation is in conjunction with an event that constitutes a permissible payment event within the meaning of §1.409A-3 of the Regulations (including a Plan termination and liquidation under circumstances described in Section 10.3.2), or (iii) the distribution is otherwise permitted under regulations or other guidance issued by the Internal Revenue Service under Section 409A.

10.4.2              Successor to Company - In the event of the merger, consolidation, sale of all or substantially all the assets, or reorganization, of the Company:

10.4.2.1         Provision may be made by which the Plan will be continued by the successor employer, in which case such successor shall be substituted for the Company under the Plan and neither Section 7.4 nor Section 10.4.1 shall apply to the transaction. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

10.4.2.2         If the action described in Section 10.4.2.1 has not been taken within 90 days from the effective date of the transaction, the Plan shall be deemed to have been terminated as of the effective date of the transaction, but not earlier than the earliest date permitted under Section 10.3.2.1, and the provisions of Section 10.3.2 shall be applicable thereto.

10.4.2.3         In the event of a transaction described in this Section 10.4.2 which applies to a portion of the Company, the provisions of this 10.4.2 shall apply only to the employees transferred in connection therewith.

10.5                        Preservation of Rights — Amendment or termination of the Plan shall not affect the rights of any Participant (or Beneficiary) to payment of the amount in his Account, to the extent that such amount was payable under the terms of the Plan prior to the effective date of such amendment or termination. However, no action taken in accordance with Sections 10.2 or 10.3 shall be deemed prejudicial to any interest of any Employee or Participant.

10.6                        Section 409A Compliance - The Plan may not be amended or terminated in any way that results in a violation of Section 409A.  In particular, except to the extent permitted by §1.409A-3(j) of the Regulations, no amendment or termination of the Plan shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) due under the Plan.  An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to §1.409A-3(j)(4) of the Regulations, shall not be deemed to be in violation of this Section 10.6.

ARTICLE XI

Multiple-Employer Provisions

11.1                        Adoption by Other Employers — Subject to approval of the Sponsor, the Plan may be adopted by any Affiliate. Such adoption and approval shall be evidenced by the execution of an Adoption Agreement by the Sponsor and the adopting employer.

11.2                        Separate Plans — It is intended that the provisions of the Plan shall apply separately to each participating Company, if there be more than one, and to the Participants of each such participating Company, and, unless the context otherwise requires, the term “Company” as used throughout the Plan shall be so construed, to the end that, except as otherwise provided in this ARTICLE XI, the Plan shall constitute a separate Plan for each participating Company.

11.3                        Participation — The participation of any participating Company in the Plan shall become effective as of the date the Adoption Agreement is executed and approved as provided in Section 11.1, or on such other date as may be set forth in said Adoption Agreement. Once participation by a participating Company has begun, such participation shall continue until terminated in accordance with the terms of the Plan.

11.4                        Combined Service — Except as otherwise provided in the Adoption Agreement, the term “service” or “employment” shall be deemed to refer equally to service with any participating Company, so that, for any purpose under the Plan, service with any participating Company shall be deemed to be the equivalent of service with any other participating Company. A Participant shall be deemed to have had a Separation from Service only upon a Separation from Service with the participating Company and all other employers who are members of the Employer Group.

11.5                        Administration — The term “Company” as used in ARTICLE IX, pertaining to administration of the Plan, refers only to the Sponsor, and to the Administrative Committee appointed by the Sponsor, although any other participating Company may appoint its own separate committee, or otherwise act, to administer the Plan with regard to those internal matters peculiar to that participating Company and which do not conflict with the concept set forth in this Section 11.5.

11.6                        Amendment — The term “Company” as used in ARTICLE X, pertaining to amendment of the Plan, refers only to the Sponsor, which shall be vested with the sole power to amend the Plan in any manner, and such amendment will bind each participating Company and its Participants. However, with the consent of the Sponsor, any other participating Company shall have the right to amend the Plan in any manner (otherwise permitted by ARTICLE X) which affects the Plan only as to that participating Company and, in the sole judgment of the Sponsor, in no significant way affects the Plan as to any other participating Company.

11.7                        Termination — A participating Company may terminate the Plan, pursuant to ARTICLE X, at any time. Any such action shall operate only as to the Participants employed by that participating Company.

ARTICLE XII

Miscellaneous

12.1                        Limitations on Liability of Company — Neither the establishment of the Plan nor any modification thereof, nor the creation of any Account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Company (or any person connected therewith), except as provided by law or by any Plan provision. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company (or any person connected therewith) and any Participant, Beneficiary or other person. In no event shall the Company

(or any person connected therewith) be liable to any person for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan or any contribution thereto or distribution therefrom.

12.2                        Construction — The Plan is intended to be exempt from ERISA (other than reporting and disclosure requirements as to which no exemption is available) and, if any provision of the Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the Plan being so exempted. In case any provision of the Plan shall be held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.  For all purposes of the Plan, where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular. Headings of articles and sections are inserted only for convenience of reference and are not to be considered in the construction of the Plan. Except to the extent preempted by the laws of the United States of America, the laws of the state in which the Company is domiciled shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its respective provisions. Participation under the Plan will not give any Participant the right to be retained in the service of the Company nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder. The Plan shall be construed in such manner as to comply with Section 409A.

12.3                        Spendthrift Provision — No amount payable under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. The foregoing shall not preclude any arrangement for: (i) the withholding of taxes from Plan benefit payments, (ii) the recovery by the Plan of overpayments of benefits previously made to a Participant, or (iii) the direct deposit of benefit payments to an account in a banking institution (if not part of an arrangement constituting an assignment or alienation).

In the event that any Participant’s benefits are garnished or attached by order of any court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable shall be paid into the court as they become payable, to be distributed by the court to the recipient it deems proper at the close of said action.

12.4                        Date Plan Effective; Termination Date — The Plan became effective as of the date on which it was approved by the stockholders of LMI.  The amendments to the Plan contained in this amending restatement of the Plan became effective as of January 1, 2008 (or such earlier date as may be required in order for the Plan to comply with Section 409A).   No deferrals of Compensation shall be permitted under the Plan after the close of business on December 31, 2015. Subject to other applicable provisions of the Plan, all Compensation deferrals made under the Plan (and the Accounts related thereto) prior to such termination of the Plan shall remain subject to the terms of the Plan (as in effect prior to such termination).

IN WITNESS WHEREOF, this 2009 Amending Restatement is executed under seal as of this 29th day of May, 2009.

LEGG MASON & CO., LLC

By:	/s/ Charles J. Daley, Jr.	(Seal)

APPENDIX A

LEGG MASON & CO., LLC

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

CLAIMS PROCEDURE

Initial Claim

If you think you have a problem regarding your Plan benefits, you may file a written claim under the Plan’s claims procedure.  For example, you may feel that you are entitled to a benefit that has not been paid, or that the benefit you are receiving has not been paid under terms or in an amount with which you are in agreement.  Your claim must state the specific reason(s) why you believe you are entitled to the benefit, or why you disagree with the terms or amount of the benefit, and must be delivered to the Administrator (at the normal Company address, unless the Company provides a different address).

Your claim will be given full and fair consideration, and the decision will be made in accordance with governing Plan documents and after taking steps to assure that the Plan provisions are applied in a manner that is consistent with the way other similar claims (if any) have been treated in the past.

Unless it is determined that your claim is to be resolved in accordance with your wishes as set forth in the claim, the Administrator will provide you with a written or electronic notice of the adverse determination, setting forth:  (i) the specific reason(s) for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan’s appeal procedure (including applicable time limits and a statement that, if your claim is adversely decided on appeal, you may bring a civil action under Section 502(a) of ERISA).

The adverse determination notice will normally be provided to you within a reasonable time (but not more than 90 days) after your claim has been received.  However, in special circumstances requiring an extension, the 90-day period may be extended (for not more than an additional 90 days unless you agree), if the Administrator gives you written notice, before the end of the initial 90-day period, setting forth the reason(s) for the extension and the estimated decision date.  If the extension notice indicates that the extension is needed because you have not provided information necessary to decide your claim, and the notice asks for that information, the time limit on the extension does not begin to run until you have provided the requested information.

Appeal

If you have received an adverse determination notice, and you still feel that your claim has not been properly decided, then, for a period of 60 days following the date on which you received the notice, you may appeal the denial by submitting to the Administrator a written request for review.  You may submit written comments, documents, records and other information relating to your claim (regardless of whether such information was submitted or considered in arriving at the initial adverse determination).  Upon request, you will be provided (free of charge) with reasonable access to, and copies of, all documents, records and other information relevant to your claim.  (An item is relevant only if: (i) it was relied upon in making the initial claim determination, or (ii) it was submitted, considered or generated in the course of actually making the initial claim determination, or (iii) it demonstrates compliance with the requirement that claim determinations be made in accordance with the applicable Plan provisions consistently applied).

Your appeal will be given full and fair consideration, taking into account all comments, documents, records and other information you submitted.  Regardless of whether or not the decision on appeal is in your favor, you will be given written or electronic notice of the decision.  If the decision is adverse to you (i.e., not what you asked for), the notice will:  (i) state the specific reason(s) for the adverse determination, (ii) reference the

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specific plan provisions on which the determination is based, (iii) advise you of your right to bring a civil action under Section 502(a) of ERISA, and (iv) state that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim.

Notice of the decision on your appeal will normally be provided to you within a reasonable time (but not more than 60 days) after your appeal has been received.  However, in special circumstances requiring an extension, the 60-day period may be extended (for not more than an additional 60 days unless you agree), if the Administrator gives you written notice, before the end of the initial 60-day period, setting forth the reason(s) for the extension and the estimated decision date.  If the extension notice indicates that the extension is needed because you have not provided information necessary to decide your appeal, and the notice asks for that information, the time limit on the extension does not begin to run until you have provided the requested information.

General

You are required to complete both the initial claim procedure and the appeal procedure before you may exercise any right to bring a civil action under Section 502(a) of ERISA (i.e., to file suit in a federal or state court).  At any point in the claims procedure, you may designate someone to act as your duly authorized representative.  However, you may be required to provide the Administrator with a written power of attorney or other evidence that the person is authorized to act for you.

The Company or the Administrator will designate the person(s) who will review and decide your initial claim and/or your appeal.  Those persons may be employees of the Company, and the same person(s) may be assigned to both the initial claim and the appeal.

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